Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Third Quarter GAAP EPS of $0.72;

Adjusted EPS of $0.94

Announces Initiation of Process to Sell MedData

FORT LAUDERDALE, Fla., November 1, 2018 - MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, radiology, maternal-fetal medicine, other pediatric services, and management services, today reported earnings of $0.72 per diluted share for the three months ended September 30, 2018. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $0.94.

For the 2018 third quarter, MEDNAX reported the following results:

•	Net revenue of $897 million;

•	Net income of $66 million; and

•	EBITDA of $141 million.

“Our operating results for the third quarter reflect continued execution of our corporate and operational initiatives, against a challenging market environment,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Our neonatology patient volumes were impacted by a decline in births during the quarter at the hospitals where we provide services, resulting in same-unit revenue growth below our expectations. However, the execution of our corporate and operational initiatives remained on target for the goals we established for 2018. We complemented these initiatives with investments in the growth of our organization, through targeted acquisitions completed subsequent to the third quarter, and a return of capital to our shareholders through the repurchase of $250 million of MEDNAX stock under the authorization we announced in August. Looking ahead, we believe the combination of our corporate and operational plans, targeted growth investments, and decisive action to focus on the areas of the business that are core to MEDNAX will position us well to generate enhanced shareholder value, while remaining committed to take great care of our patients.”

Operating Results

MEDNAX’s net revenue for the three months ended September 30, 2018 increased by 3.2 percent, to $896.7 million, from $869.0 million for the prior-year period. MEDNAX’s revenue growth attributable to recent acquisitions was 2.0 percent, while overall same-unit revenue increased by 1.2 percent when compared to the prior-year period.

Same-unit revenue attributable to patient volume increased by 0.6 percent for the 2018 third quarter as compared to the prior-year period. Volume growth across almost all of the Company’s service lines was partially offset by a decline in volume for neonatology services. For the 2018 third quarter, same-unit neonatal intensive care unit (NICU) patient days decreased by 1.9 percent compared to the prior-year period.

Same-unit revenue from net reimbursement-related factors increased by 0.6 percent for the 2018 third quarter as compared to the prior-year period. The net increase in revenue was primarily due to modest improvements in managed care contracting.

The percentage of services reimbursed under government programs was relatively unchanged for the third quarter compared to the prior-year period, reflecting modestly unfavorable comparisons for anesthesiology services offset by favorable comparisons for neonatology and other pediatric services.

For the 2018 third quarter, practice salaries and benefits expense was $625.7 million, compared to $586.5 million for the prior-year period. Practice salaries and benefits expense as a percentage of net revenue was 69.8 percent for the third quarter of 2018, compared to 67.5 percent for the prior-year period. This increase in expense as a percentage of net revenue was primarily attributable to growth in clinician compensation expense at existing practices and support for organic-growth initiatives, as well as to support acquisition-related growth. It also reflects approximately $10 million in expense related to the continued employment of clinicians affected by the non-renewal of a contract, for which the affected practice is no longer billing for service effective July 1, 2018.

For the 2018 third quarter, general and administrative expenses were $102.9 million, as compared to $101.4 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 11.5 percent for the third quarter of 2018, compared to 11.7 percent for the prior-year period.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the 2018 third quarter was $140.9 million, compared to $151.5 million for the prior-year period. EBITDA as a percentage of net revenue was 15.7 percent for the third quarter of 2018, compared to 17.4 percent for the prior-year period, with this decline primarily reflecting lower same-unit revenue, the loss of the contribution from the non-renewal of a contract as well as the salaries and benefits expense related to continuing employment of the clinicians affected by the non-renewal of that contract. During the first six months of 2018, services provided under that contract contributed $11 million in EBITDA.

Depreciation and amortization expense was $28.7 million for the third quarter of 2018 compared to $25.1 million for the third quarter of 2017, an increase of $3.6 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $21.8 million for the third quarter of 2018 compared to $18.4 million for the third quarter of 2017, due primarily to a higher effective interest rate on borrowings between the two periods and slightly higher outstanding borrowings.

MEDNAX generated net income of $65.6 million for the 2018 third quarter, or $0.72 per diluted share based on a weighted average 91.4 million shares outstanding. This compares with net income of $65.9 million, or $0.71 per diluted share, for the 2017 third quarter, based on a weighted average 92.9 million shares outstanding. The decrease of 1.5 million in weighted average shares outstanding is primarily due to the impact of shares repurchased under the Company’s share repurchase programs.

The Company’s effective tax rate for the third quarter of 2018 was 27.5 percent, compared to 39.0 percent for the third quarter of 2017, related to the reduction in the corporate tax rate enacted under the Tax Cuts and Jobs Act of 2017.

For the third quarter of 2018, MEDNAX reported Adjusted EPS of $0.94, compared to $0.87 for the third quarter of 2017. Adjusted EPS is defined as diluted net income per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense.

For the nine months ended September 30, 2018, MEDNAX generated revenue of $2.71 billion, up 6.6 percent from $2.55 billion for the prior-year period. EBITDA for the nine months ended September 30, 2018 was $432.2 million, compared to $433.3 million for the prior year. MEDNAX earned net income of $208.4 million, or $2.25 per share, through September 30, 2018, based on a weighted average 92.8 million shares outstanding, which compares to net income of $184.3 million, or $1.98 per share, based on a weighted average 93.0 million shares outstanding for the first nine months of 2017. For the nine months ended September 30, 2018, MEDNAX reported Adjusted EPS of $2.90, compared to $2.47 in the same period of 2017.

MEDNAX had cash and cash equivalents of $34.5 million at September 30, 2018, and net accounts receivable were $522.8 million.

During the third quarter of 2018, MEDNAX generated cash from operations of $140.7 million, compared to $199.9 million during the 2017 third quarter. Cash flow from operations for the 2017 third quarter was favorably impacted by the deferral of tax payments for companies impacted by the 2017 hurricanes. During the third quarter of 2018, MEDNAX used $250.0 million of cash to repurchase its common stock under its existing $500 million share repurchase authorization, via an accelerated share repurchase program.

At September 30, 2018, MEDNAX had total net debt outstanding of $2.0 billion, consisting of its borrowings under its revolving credit facility and senior notes. At September 30, 2018, the amount of additional borrowing capacity available under the Company’s revolving credit facility was approximately $735 million.

Since the end of the third quarter, MEDNAX completed three private physician practice acquisitions. These were of Radiology Specialists, LTD, a private radiology physician group based in Las Vegas; South Dade Neonatology, a private neonatology practice based in Miami; and Associates in Diagnostic Radiology, P.C., a private radiology physician group based in Chattanooga, Tennesssee. With these acquisitions, eight physician group practices have become part of MEDNAX in 2018.

Sale Process for MedData

MEDNAX is initiating a process to potentially sell MedData, the Company’s management-services organization. MedData is a leading provider of technology-enabled healthcare services designed to improve financial outcomes for hospitals by enhancing the patient experience and expanding their access to healthcare. The MedData suite of solutions includes a range of patient access and communications, revenue cycle management, and consulting and analytics services, including billing, coding, patient balances, eligibility and enrollment, third party liability, and patient satisfaction. In 2018, MEDNAX anticipates that MedData will generate revenue and EBITDA of approximately $220 million and $46 million, respectively.

The Company currently intends to use the proceeds from a potential transaction to fund share repurchases, debt repayment, and future acquisitions.

There can be no assurance that this process will result in a transaction and MEDNAX may decide to retain all or part of MedData’s business.

Planned Transition of Chief Financial Officer

During the fourth quarter of 2018, Stephen Farber, Executive Vice President, will assume the role of Chief Financial Officer of the Company. This previously announced transition will follow the planned retirement of Vivian Lopez-Blanco.

“I want to thank Vivian for her contributions to MEDNAX over the decade she has been with the Company,” said Dr. Medel. “We also look forward to Stephen’s contributions as he assumes the role of Chief Financial Officer.”

2018 Fourth Quarter Outlook

For the 2018 fourth quarter, MEDNAX expects earnings per share will be in a range of $0.65 to $0.73 per diluted share and Adjusted EPS will be in a range of $0.87 to $0.95. The Adjusted EPS range excludes $0.15 per diluted share of estimated amortization expense and $0.07 per diluted share of estimated stock-based compensation expense.

This outlook assumes that total same-unit revenue growth for the three months ending December 31, 2018 will be in a range of flat to two percent, compared to the prior-year period.

Additionally, for the 2018 fourth quarter, MEDNAX expects that EBITDA will be between $130 million and $140 million, compared to the prior-year period EBITDA of $154.6 million.

The Company’s expected EBITDA reflects an anticipated $9 million in expense related to the continued employment of clinicians affected by the non-renewal of a contract, for which the affected practice is no longer billing for services effective July 1, 2018. Clinicians affected by this change will remain employed through December 31, 2018, pursuant to the terms of their employment agreements.

This outlook also assumes an effective tax rate for the fourth quarter of 2018 of 27.0 percent and average diluted shares outstanding of 89.0 million.

Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and nine months ended September 30, 2018 and 2017 is provided in the financial tables of this press release. A reconciliation of MedData’s estimated EBITDA for the year ended December 31, 2018 to the most directly comparable GAAP measure is also provided in the financial tables of this release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors.

Earnings Conference Call

MEDNAX, Inc. will host an investor conference call to discuss the quarterly results on Thursday, November 1st, at 10:00 a.m., ET. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET November 1, 2018 through midnight ET November 15, 2018 by dialing 800.475.6701, access Code 455889. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 4,200 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to MEDNAX’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue	$896,652	$868,951	$2,714,427	$2,547,492

Operating expenses:
Practice salaries and benefits	625,717	586,476	1,878,527	1,720,279
Practice supplies and other operating expenses	30,159	29,497	92,647	88,165
General and administrative expenses	102,905	101,430	319,589	308,210
Depreciation and amortization	28,709	25,116	81,390	76,465

Total operating expenses	787,490	742,519	2,372,153	2,193,119

Income from operations	109,162	126,432	342,274	354,373
Investment and other income	1,302	235	3,968	1,176
Interest expense	(21,782)	(18,428)	(63,321)	(54,715)
Equity in earnings of unconsolidated affiliate	1,766	(240)	4,548	1,246

Total non-operating expenses	(18,714)	(18,433)	(54,805)	(52,293)

Income before income taxes	90,448	107,999	287,469	302,080
Income tax provision	(24,873)	(42,119)	(79,054)	(117,811)

Net income	$65,575	$65,880	$208,415	$184,269

Net income per common and common equivalent share (diluted)	$0.72	$0.71	$2.25	$1.98

Weighted average diluted shares outstanding	91,359	92,881	92,760	93,014

MEDNAX, INC.

Reconciliation of Net Income to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$65,575	$65,880	$208,415	$184,269
Interest expense	21,782	18,428	63,321	54,715
Income tax provision	24,873	42,119	79,054	117,811
Depreciation and amortization	28,709	25,116	81,390	76,465

EBITDA	$140,939	$151,543	$432,180	$433,260

MEDNAX, INC.

Reconciliation of Estimated Net Income to Estimated EBITDA for MedData

(in thousands)

(Unaudited)

Year Ended December 31, 2018
Net income	$16,000
Interest expense	—
Income tax provision	5,300
Depreciation and amortization	25,200

EBITDA	$46,500

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share

to Adjusted Diluted Net Income per Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2018		2017
Weighted average dilutive shares outstanding	91,359		92,881
Net income and diluted net income per share	$65,575	$0.72	$65,880	$0.71
Adjustments:
Amortization (net of tax of $5,255 and $6,502)	13,853	0.15	10,170	0.11
Stock-based compensation (net of tax of $2,460 and $3,023)	6,484	0.07	4,728	0.05

Adjusted net income and diluted EPS	$85,912	$0.94	$80,778	$0.87

	Nine Months Ended September 30,
	2018		2017
Weighted average dilutive shares outstanding	92,760		93,014
Net income and diluted net income per share	$208,415	$2.25	$184,269	$1.98
Adjustments:
Amortization (net of tax of $14,841 and $20,146)	39,126	0.42	31,510	0.34
Stock-based compensation (net of tax of $8,070 and $8,788)	21,274	0.23	13,745	0.15

Adjusted net income and diluted EPS	$268,815	$2.90	$229,524	$2.47

MEDNAX, INC. Balance Sheet Highlights (in thousands) (Unaudited)
	As of September 30, 2018	As of December 31, 2017
Assets:
Cash and cash equivalents	$34,461	$60,200
Short-term investments	13,965	10,292
Accounts receivable, net	522,826	503,999
Other current assets	54,149	52,744
Intangible assets, net	595,415	639,928
Goodwill, other assets, property and equipment	4,617,908	4,600,115

Total assets	$5,838,724	$5,867,278

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$413,739	$438,017
Total debt, net	2,006,493	1,852,824
Other liabilities	403,187	509,983

Total liabilities	2,823,419	2,800,824
Total shareholders’ equity	3,015,305	3,066,454

Total liabilities and shareholders’ equity	$5,838,724	$5,867,278